CAREGUIDE ANNOUNCES FISCAL 2006 YEAR END FINANCIAL RESULTS:

LOSS FROM CONTINUING OPERATIONS IMPROVED BY $3.8 MILLION

AND EBITDA FROM CONTINUING OPERATIONS IMPROVED BY $5.1 MILLION

Coral Springs, Florida, June 29, 2006 - Patient Infosystems, Inc, and subsidiaries, d/b/a CareGuide (the "Company") (OTCBB: PATY) a leading healthcare solutions company, today announced its 2006 fiscal year end financial results.

Revenues for the fiscal year ended March 31, 2006 decreased to $54.7 million from $66.2 million for the fiscal year ended March 31, 2005, primarily due to a customer relationship that changed to an administrative fee only basis, as more fully disclosed in the 2006 Annual Report on Form 10-KSB. The net loss for the fiscal year ended March 31, 2006 improved to $1.9 million from $6.5 million for the fiscal year ended March 31, 2005. The loss from continuing operations for the fiscal year ended March 31, 2006 improved to $2.2 million from $6.0 million for the fiscal year ended March 31, 2005. The Company’s earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations, which the Company believes provides useful information to management and investors regarding the financial and business trends relating to its results of operations, improved from a loss of $4.6 million for the fiscal year ended March 31, 2005 to a gain of $490 thousand for the fiscal year ended March 31, 2006. The revenues, net loss and EBITDA from continuing operations for the year ended March 31, 2006 are inclusive of a $1.2 million performance bonus, which is non-recurring.

Chris Paterson, President and Chief Executive Officer of CareGuide, said: "We are pleased with the improvement in financial performance that the Company demonstrated this past year and we expect to continue to build upon that success. We believe we are positioned to add customers and expand our service offerings to existing customers so that we can continue to improve our operating results.”

Although this was the last quarter of the 2006 fiscal year, the Company expects to change its fiscal year to a calendar year in the coming months.

Simultaneous with this release, the Company has announced its fourth quarter results in a separate release.

### FINANCIAL DATA TO FOLLOW ###

The following financial table presents data regarding the Company’s results of operations, and financial position as of and for the years ended March 31, 2006 and 2005. Such data were derived from the Company’s audited financial statements. This information should be read in conjunction with the Company’s consolidated financial statements as of and for the years ended March 31, 2006 and 2005 and the related notes thereto as filed in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, which was filed with the SEC on June 29, 2006. All dollar amounts, except for per share amounts, are stated in thousands of dollars:

	For the Year Ended		Favorable
	March 31,		(Unfavorable)
	2006	2005	Variance
Results of Operations Data
Capitated revenue	$ 39,508	$ 56,764	$ (17,256)
Administrative and fee revenue:	`
Performance guarantee revenue	1,200	-	1,200
CareGuide stand alone revenues	12,138	9,473	2,665
Patient Infosystems stand alone revenues	1,848	-	1,848
Total administrative and fee revenue	15,186	9,473	5,713
Total revenues	54,694	66,237	(11,543)
Cost of services - direct service costs	47,331	62,540	15,209
Gross profit	7,363	3,697	3,666

Selling, general and administrative expenses	6,873	8,332	1,459
Depreciation and amortization expense	1,484	1,356	(128)
Interest expense, net	1,173	65	(1,108)
Income tax expense (benefit)	54	(91)	(145)

Loss from continuing operations	(2,221)	(5,965)	3,744
Income (loss) from discontinued operations	290	(524)	814
Net loss	(1,931)	(6,489)	4,558
Dividends and accretion of preferred stock	(125)	(152)	27
Net loss attributable to common stockholders	$ (2,056)	$ (6,641)	$ 4,585
Net loss per share attributable to common stockholders, basic and diluted	$ (0.11)	$ (0.80)	$ 0.69
EBITDA from continuing operations (1)	$ 490	$ (4,635)	$ 5,125

EBITDA from continuing operations reconciliation:
Loss from continuing operations, GAAP basis	$ (2,221)	$ (5,965)	$ 3,744
Income tax expense (benefit)	54	(91)	145
Interest expense, net	1,173	65	1,108
Depreciation and amortization	1,484	1,356	128
EBITDA from continuing operations, non-GAAP basis	$ 490	$ (4,635)	$ 5,125

	As of		Favorable
	March 31,		(Unfavorable)
	2006	2005	Variance

Balance Sheet Data
Cash and cash equivalents	$ 8,399	$ 1,432	$ 6,967
Restricted cash	4,894	10,541	(5,647)
Other current assets	5,916	6,358	(442)
Total current assets	19,209	18,331	878
Goodwill	28,666	295	28,371
Long-term assets	6,348	5,309	1,039
Total assets	$54,223	$23,935	$30,288

Claim reserves	$ 8,260	$15,032	$(6,772)
Other current liabilities	8,928	6,504	2,424
Total current liabilities	17,188	21,536	(4,348)
Line of Credit	8,000	6,150	1,850
Other long-term liabilities	328	632	(304)
Total liabilities	25,516	28,318	(2,802)
Stockholders' equity (deficit)	28,707	(4,383)	33,090
Total liabilities and stockholders' equity (deficit)	$54,223	$23,935	$30,288

(1)               Earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA from continuing operations, is a non-GAAP financial measure. This measure is not calculated in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that the presentation of EBITDA from continuing operations, when shown in conjunction with the corresponding GAAP measure of earnings from continuing operations, provides useful information to management and investors regarding the financial and business trends relating to its results of operations. Additionally, for its internal budgeting purposes and for evaluating the company’s performance, management uses financial statements that exclude income tax expense, interest expense and depreciation and amortization expense, as applicable, in addition to the corresponding GAAP measures.

ABOUT CAREGUIDE

CareGuide is a national health and care management company. CareGuide’s technology platform translates population data into actionable information, leading to individualized care plans. The company’s multidisciplinary care management team is focused on consistent execution of physician-guided evidence-based care planning, producing optimal health outcomes by empowering individuals and connecting a fragmented healthcare support system. Visit www.careguide.com for more information.

This release contains information about management's view of the company's future expectations, plans and prospects, and our ability to add customers, expand service offerings to existing customers, and improve our operating results in future periods that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the Company's filed Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 filed with the SEC on June 29, 2006, as well as other documents filed with the SEC.

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Contact:

Chris Paterson

Chief Executive Officer

Tel: 954-796-3651

cpaterson@careguide.com